Exhibit 99.1

Contacts:

Paul Ross	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

FOR IMMEDIATE RELEASE

February 7, 2007

POWER-ONE ANNOUNCES 80% REVENUE GROWTH FOR THE
FOURTH QUARTER OF 2006 OVER FOURTH QUARTER 2005

•                  Q4 2006 revenue of $116.2 million, an increase of 80% compared with Q4 2005

•                  FY 2006 revenue of $338 million, an increase of 29% compared with FY 2005

•                  Profitability forecasted for Q107 with net revenue of $125 to $135 million

•                  Revenue guidance for fiscal 2007 reaffirmed at $530 million to $550 million

•                  Z-One® Digital Power Management  patent infringement Markman hearing concludes; design wins increase to approximately 80

Camarillo, CA, February 7, 2007 — Power-One, Inc. (NASDAQ: PWER) today announced that for the fourth fiscal quarter ended December 31, 2006,  net sales were $116.2 million and net loss was $0.16 per share, compared with revenue and a net income of $64.3 million and $0.04 per share, respectively, during the fourth quarter of 2005.  Revenue for the quarter exceeded the high-end of the Company’s guidance primarily due to better than expected performance by the recent acquisition of Magnetek’s Power Electronics Group and the Company’s continued progress within the faster growing markets for high-volume AC/DC projects.  The net loss for the quarter was attributable to an estimated $0.04 per share loss for the expected purchase accounting related to the fourth quarter acquisition and an estimated $0.08 per share loss for a number of charges specific to the fourth quarter of 2006, including an inventory write-down, an investment impairment, a restructuring charge, and certain other costs.

For the fiscal year ended December 31, 2006, net sales were $338 million.  The 29% year-over-year revenue growth was driven by organic growth as well as the addition of Magnetek’s Power Electronics group during the fourth quarter of 2006.  The Company ended fiscal 2006 with $89 million in 90-day backlog.

“We are extremely pleased with our revenue performance during the quarter and year and with the progress we are making on the integration of the Power Electronics Group,” said Bill Yeates, Chief Executive Officer.  “While our GAAP net income was affected by purchase accounting and other costs during the quarter that we believe are not indicative of our expected performance in 2007, as well as a shift in product mix toward higher-volume, lower-margin product where we are still climbing the learning curve and have not yet fully cost-reduced the programs, we were impressed by the overall performance of our teams working together and the progress we have already made in terms of revenue generation.  In January 2007, we announced our intent to close the newly-acquired California manufacturing facility and transfer all of its production to our low-cost facility in the Dominican Republic by the end of the second quarter of 2007.  These steps will further enhance Power-One’s margins and drive value for our shareholders.”

Mr. Yeates continued, “We have been moving quickly to capture the synergies we discussed upon announcement of the acquisition, which will be realized in 2007 increasingly throughout the year.  In addition to consolidating our U.S. manufacturing operations offshore, our operations teams are moving quickly to build up our manufacturing capabilities in our new low-cost China facility.  The combined company now has more revenue opportunities than ever before and is in the position to pursue project opportunities with an expanded resource base.  As we identify new programs to pursue, our focus is on continued margin improvement and sustained profitability.”

Mr. Yeates concluded, “On the digital power management side of the business, the “Markman” hearing regarding patent claims construction was held in January 2007 in the lawsuit against Artesyn Technologies, now a subsidiary of Emerson.   We are expecting that the Court will issue a positive and favorable ruling, hopefully before the end of the first quarter of 2007.  Additionally, traction with the Z-One architecture was evident throughout the quarter as the number of higher-volume design wins and penetration into new and existing tier-one customers continued. For the coming year, we intend to further strengthen our position in digital power management with a suite of new digital products that will continue to solve customers’ power management challenges.”

Future Outlook

For the first quarter of 2007, the Company currently anticipates that net sales will be in the range of $125 million to $135 million.  Although acquisition synergies are expected to be minimal during the first quarter of 2007, the Company expects a return to modest profitability with income in a range around $0.01 per share.  Due to the longer-lead time nature of the newly acquired business, the Company’s backlog has increased substantially and turns business as a percentage of revenue is expected to decrease from prior quarters.  The Company ended fiscal 2006 with $89 million in 90-day backlog.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Wednesday, February 7, 2007 at 2:00 p.m. PT.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to OEM customers in the telecommunications and server/storage markets; as well as data communications equipment manufacturers. Power-One’s high-reliability products are also used in applications such as test equipment, high-end industrial applications, and alternative energy. Power-One, with headquarters in Camarillo, CA, has over 4,000 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Italy, Hungary, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “forecast,” “expect,” “anticipate,” “will,” “looking,” “believe” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Forward-looking statements are not guarantees, but rather are predictions

of and make certain assumptions regarding anticipated future results.   Achievement of actual results are dependent upon and will involve a variety of risks and uncertainties that could cause actual results to differ materially from assumptions and predictions.  Such risks and uncertainties include, but are not limited to, the risk that the newly acquired business will not be integrated completely or successfully, whether as to timing, extent of integration, results achieved, or other variances from expected results; distraction of management as a result of, and the challenges of integration and restructuring associated with the transaction or other acquisitions, and the challenges of achieving anticipated synergies in whole or in part, and in the time frame predicted; costs related to the transaction; the possibility that the market for the sale of certain products and services may not develop as expected; Power-One’s ability to manage its international operations, either existing and/or newly acquired; the existence or enactment of adverse U.S. and foreign government regulation; the risk that the development of products and services may not proceed as planned; adverse general domestic and international economic conditions including interest rate and currency exchange rate fluctuations; the difficulty of efficiently managing the company’s cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of the company’s manufacturing processes; the impact of competitive products or technologies and competitive pricing pressures; potential business disruptions, including labor unrest, work stoppages, or other short or longer term labor disruptions; the Company’s ability to secure, maintain, defend, enforce, and protect claimed intellectual property rights, including patents issued and patents applied for;  and other risks that are described from time to time in Power-One’s Securities and Exchange Commission reports.  See “Risk Factors” in the Company’s reports on file with the Securities and Exchange Commission, to specifically include the Company’s Form 10-K for fiscal 2005, as updated via the Company’s Form 10-Q as filed on November 13, 2006,  for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  Readers of this information are cautioned not to place undue reliance on these forward-looking statements, since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary statement is applicable to all forward-looking statements contained in these materials.  Except as required by law, the Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

POWER-ONE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005
NET SALES	$116,171	$64,262	$338,048	$261,557
COST OF GOODS SOLD	95,867	42,408	245,434	184,870
GROSS PROFIT	20,304	21,854	92,614	76,687

EXPENSES:
Selling, general and administrative	19,265	13,857	63,903	58,561
Engineering and quality assurance	11,535	7,945	38,582	36,936
Amortization of intangible assets	1,491	962	3,739	3,877
Restructuring costs	446	177	385	11,135
Asset impairment	—	(2,920)	—	5,098
Total expenses	32,737	20,021	106,609	115,607

INCOME (LOSS) FROM OPERATIONS	(12,433)	1,833	(13,995)	(38,920)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	272	543	2,085	2,371
Interest expense	(1,173)	(78)	(1,406)	(220)
Other income (expense), net	(632)	1,242	(1,779)	307
Total interest and other income (expense)	(1,533)	1,707	(1,100)	2,458

INCOME (LOSS) BEFORE INCOME TAXES	(13,966)	3,540	(15,095)	(36,462)

PROVISION (BENEFIT) FOR INCOME TAXES	1	141	(730)	1,820

NET INCOME (LOSS)	$(13,967)	$3,399	$(14,365)	$(38,282)

BASIC EARNINGS (LOSS) PER SHARE	$(0.16)	$0.04	$(0.17)	$(0.45)
DILUTED EARNINGS (LOSS) PER SHARE	$(0.16)	$0.04	$(0.17)	$(0.45)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING(1)	86,527	85,432	86,144	84,991
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING(1)	86,527	86,272	86,144	84,991

                                                                                                                                                                                                                                  (1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.
CONSOLIDATED BALANCE SHEET
(In thousands)

	December 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$34,422	$37,101
Available for sale investments	11,365	5,767
Investments held to maturity	—	9,790
Accounts receivable:
Trade (net of allowance)	122,533	58,877
Other	6,235	5,252
Inventories	111,893	41,956
Prepaid expenses and other current assets	19,189	4,126

Total current assets	305,637	162,869

INVESTMENTS HELD TO MATURITY	—	31,048
PROPERTY & EQUIPMENT, net	66,831	37,715
INTANGIBLE ASSETS, net	76,249	52,508
OTHER ASSETS	2,021	1,533

TOTAL ASSETS	$450,738	$285,673

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facilities	$25,713	$—
Accounts payable	91,072	32,268
Restructuring reserve	10,272	5,098
Deferred income taxes	—	1,270
Long-term debt, current portion	2,343	—
Other accrued expenses and current liabilities	31,891	21,304

Total current liabilities	161,291	59,940

LONG-TERM DEBT	52,581	—
OTHER LIABILITIES	17,443	1,238

STOCKHOLDERS’ EQUITY:
Common stock	87	86
Additional paid-in capital	611,300	606,315
Accumulated other comprehensive income	25,471	21,164
Accumulated deficit	(417,435)	(403,070)

Total stockholders’ equity	219,423	224,495

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$450,738	$285,673

POWER-ONE, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2006	2005	2006	2005

Orders	$106,222	$61,211	$328,452	$255,028

Sales	$116,171	$64,262	$338,048	$261,557

Operating Income (Loss)	$(12,433)	$1,833	$(13,995)	$(38,920)

Net Income (Loss)	$(13,967)	$3,399	$(14,365)	$(38,282)

Basic Earnings (Loss) Per Share (1)	$(0.16)	$0.04	$(0.17)	$(0.45)
Diluted Earnings (Loss) Per Share (1)	$(0.16)	$0.04	$(0.17)	$(0.45)

Basic Weighted Average Shares Outstanding (1)	86,527	85,432	86,144	84,991
Diluted Weighted Average Shares Outstanding (1)	86,527	86,272	86,144	84,991

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.